As filed with the Secretary of State
                    of the State of Delaware on May 4, 1987;
                 and subsequently amended on: February 12, 1988

                      RESTATED CERTIFICATE OF INCORPORATION

                                      -of-

                         MAGELLAN PETROLEUM CORPORATION

                            (A Delaware Corporation)

                      FIRST: The name of the Corporation is

                         MAGELLAN PETROLEUM CORPORATION

                    SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                    THIRD: The nature of the business, and objects or purposes proposed to be transacted, promoted or carried on is:

                           (a) To engage in any lawful acts and  activities  for
which corporations may be organized under the General Corporation Law of Delaware, and by such statement all lawful acts and activities shall be within the purposes of the Corporation, which purposes shall hereby include, but not be limited to, those to engage in all aspects of the exploration, production, recovery and all related activities of the petroleum industry, including but not limited to the business of mining and of drilling, boring and exploring for, producing, transporting, refining, treating, distilling, manufacturing, handling, and dealing in, buying and selling petroleum, oil, natural gas, asphaltum, bitumen, bituminous rock, and any and all other mineral and hydrocarbon substances and any and all products or by-products which may be derived from said substances or any of them; and for such or any of such purposes to buy, exchange, contract for, lease and in any and all other ways acquire, take, hold and own, and to sell, mortgage, lease and otherwise dispose of, and to construct, manage, maintain, deal in and operate mines, refineries, tanks, machinery, steam, sailing and other vessels or watercraft of every kind, and otherwise to deal in, operate, establish, promote, carry on, conduct and manage any all other property that may in anywise be deemed advisable in connection with the business of the Corporation.

                           (b) To manufacture, purchase  or  otherwise  acquire,
invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

                           (c) To acquire,  and pay for in cash,  stock or bonds
of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

                           (d) To acquire, hold, use, sell, assign, lease, grant
licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

                           (e) To   acquire   by   purchase,   subscription   or
otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

                           (f) To borrow or raise moneys for any of the purposes
of the corporation and from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

                           (g) To  purchase,  receive,  take  by  grant,   gift,
devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation's property and assets, or any interest therein, wherever situated.

                           (h) In general,  to  possess  and  exercise  all  the
powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

                           (i) The  business  and  purposes  specified  in   the
foregoing clauses shall, except where otherwise expressed, be in limited or restricted by reference to, or inference from, the terms of any other clause in the Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of the article shall be regarded as independent business and purposes.

                    FOURTH: The total number of the shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares and the par value of each of such shares is one (1(cent)) cent amounting in the aggregate to Five Hundred Thousand ($500,000) Dollars.

                    FIFTH: The name and place of residence of the incorporator is as follows:

               MAGELLAN PETROLEUM CORPORATION PANAMA CITY, PANAMA

                    SIXTH: The Corporation is to have perpetual existence.

                    SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

                    EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

                           (a) To make, alter,  amend  and repeal the By-Laws of
the Corporation.

                           (b) To authorize and  cause to be  executed mortgages
and liens upon the real and personal  property of the Corporation.

                           (c) To set apart out of  any  of  the  funds  of  the
Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                           (d) By resolution  passed by a  majority of the whole
Board of Directors, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

                           (e) When and as authorized by the affirmative vote of
the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the corporation.

                    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the express provisions of the laws of the State of Delaware, this Certificate of Incorporation and the By-Laws of the Corporation.

                    NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

                    TENTH: No contract or other transaction between the Corporation and any other corporation shall be affected or invalidated by the fact that any one or more the directors of the Corporation is interested in or is a director or officer of such other corporation, and any director or directors, individually or jointly, or any partnership, firm or association of which any such director or directors may be a member, may be a party or parties to or may be interested in any contract or transaction of the corporation or in which the Corporation is interested; no contract, act or transaction of the Corporation with any person, partnership, firm, association or corporation shall be affected or invalidated by the fact that any director or directors of the Corporation is a party to or interested in such contract, act or transaction, or is in any way connected with such person, firm, association or corporation; each and every director of the Corporation who is a party to or otherwise interested in or who is a director or officer or otherwise interested in any other corporation which is a party to or otherwise interested in or who is a member of or otherwise interested in any partnership, firm or association which is a party to or otherwise interested in any contract, act or transaction of the Corporation or in which the Corporation is interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract, act or transaction and may vote to authorize any such contract, act or transaction with like force and effect as if he were not either directly or indirectly in any way interested in such contract, act or transaction; and each and every such person, corporation, partnership, firm or association and each and every person who may become a director of the Corporation is hereby relieved of any liability by reason of any director or directors contracting with the Corporation for the benefit of himself or any firm, association or corporation in which he may be in anywise interested; all provided, that the fact that any such director is so interested shall have been disclosed or shall have been known to the Board of Directors or a majority thereof.

                    ELEVENTH: This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                    TWELFTH: Any matter to be voted upon at any meeting of stockholders must be approved, not only by a majority of the shares voted at such meeting (or such greater number of shares as would otherwise be required by law or this Certificate of Incorporation), but also by a majority of the stockholders present in person or by proxy and entitled to vote thereon; provided, however, except and only in the case of the election of directors, if no candidate for one or more directorships receives both such majorities, and any vacancies remain to be filled, each person who receives the majority in number of the stockholders present in person or by proxy and voting thereon shall be elected to fill such vacancies by virtue of having received such majority. When shares are held by members or stockholders of another company, association or similar entity and such persons act in concert, or when shares are held by or for a group of stockholders whose members act in concert by virtue of any contract, agreement or understanding, such persons shall be deemed to be one stockholder for the purposes of this Article.

                    THIRTEENTH: (a) Higher Vote for Certain Business Combinations. In addition to any affirmative vote of holders of all the capital stock or any class or series of capital stock, of the Corporation required by law or this Certificate, a Business Combination (as hereinafter defined) with or upon a proposal by a Related Person (as hereinafter defined) shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding Voting Stock (as hereinafter defined) of the Corporation and sixty-six and two-thirds percent (66 2/3%) of the stockholders present in person or by proxy and entitled to vote thereon, in each case voting together as a single class. Such affirmative votes shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or the Board of Directors.

                    (b) When Higher Vote is Not Required. The provisions of this Article shall not be applicable to a particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate or the By-Laws of the Corporation, if all of the conditions specified in any one of the following Paragraphs (i), (ii) or (iii) are met:

                         (i) Approval by Directors. The Business Combination has
been approved by a majority of all the Continuing Directors (as hereinafter defined); or

                         (ii)  Combination   with   Subsidiary.   The   Business
Combination is solely between the Corporation and a subsidiary of the Corporation and such Business Combination does not have the direct or indirect effect set forth in Paragraph (c)(ii)(E) of this Article Thirteenth; or

                         (iii)  Price and  Procedural  Conditions.  The proposed
Business Combination will be consummated within three years after the date the Related Person became a Related Person (the "Determination Date") and all of the following conditions have been met:

                             (A)  The  aggregate  amount  of  (x)  cash  and (y)
fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share of common or preferred stock of the Corporation in such Business Combination by holders thereof shall be at least equal to the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Related Person for any shares of such class or series of stock acquired by it; provided, that if either (a) the highest preferential amount per share of a series of preferred stock to which the holders thereof would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation (regardless of whether the Business Combination to be consummated constitutes such an event) or (b) the highest reported sales price per share for any shares of such series of preferred stock on any national securities exchange on which such series is traded and if not traded on any such exchange, the highest reported closing bid quotation per share with respect to shares of such series on the National Association of Securities Dealers, Inc. Automated Quotation System or on any system then is use at any time after the Related Person became a holder of any shares of common stock, is greater than such aggregate amount, holders of such series of preferred stock shall receive an amount for each such share at least equal to the greater of (a) or (b).

                             (B) The  consideration  to  be  received by holders
of a particular class or series of outstanding common or preferred stock shall be in cash or in the same form as the Related Person has previously paid for shares of such class or series of stock. If the Related Person has paid for shares of any class or series of stock with varying forms of consideration, the form of consideration given for such class or series of stock in the Business Combination shall be either cash or the form used to acquire the largest number of shares of such class or series of stock previously acquired by it.

                             (C) No Extraordinary Event (as hereinafter defined)
occurs after the Determination Date and prior to the consummation of the Business Combination.

                             (D) A proxy or information statement describing the
proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) is mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to such Act or subsequent provisions).

                    (c)  Certain  Definitions.  For  purposes  of  this  Article
Thirteenth:

                         (i)  A  "person"  shall  mean  any  individual,   firm,
corporation or other entity, or a group of "persons" acting or agreeing to act together in the manner set forth in Rule 13d-5 under the Securities Exchange Act of 1934, as in effect on March 4, 1986.

                         (ii) The term  "Business Combination" shall mean any of
the following transactions, when entered into by the Corporation or a subsidiary of the Corporation with, or upon a proposal by, a Related Person:

                             (A)  the merger or consideration of the Corporation
or any subsidiary of the Corporation; or

                             (B)  the  sale,  lease, exchange, mortgage, pledge,
transfer or other disposition (in one or a series of transactions) of any assets of the Corporation or any subsidiary of the Corporation having an aggregate fair market value of $5 million or more; or

                             (C) the  issuance  or  transfer  by the Corporation
or any subsidiary of the Corporation (in one or a series of transactions) of securities of the Corporation or any subsidiary having an aggregate fair market value of $5 million or more; or

                             (D) the  adoption  of a  plan or  proposal for  the
liquidation or dissolution of the Corporation; or

                             (E) the reclassification of securities (including a
reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving a Related Person) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of a Related Person in any class or series of capital stock of the Corporation or any subsidiary of the Corporation; or

                             (F)  any  agreement,  contract or other arrangement
providing directly or indirectly for any of the foregoing

                         (iii)  The term "Related  Person" shall mean any person
(other than the Corporation, a subsidiary of the Corporation or any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or of a subsidiary of the Corporation or any trustee of or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as in effect on March 4, 1986) of more than ten percent (10%) of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such person.

                         (iv)  The term  "Continuing  Director"  shall  mean any
member of the Board of Directors who is not affiliated with a Related Person and who was a member of the Board of Directors immediately prior to the time that the Related Person became a Related Person, and any successor to a Continuing Director who is not affiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors.

                         (v)  "Affiliate"  and   "Associate"   shall   have  the
respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as in effect on March 4, 1986.

                         (vi) The term "Extraordinary  Event" shall  mean, as to
any Business Combination and Related Person, any of the following events that is not approved by a majority of all Continuing Directors:

                             (A)  any failure to declare  and pay at the regular
date therefor any full quarterly dividend (whether or not cumulative) on outstanding preferred stock; or

                             (B)  any reduction in the  annual rate of dividends
paid on the common stock (except as necessary to reflect any subdivision of the common stock); or

                             (C)  any failure  to increase  the  annual  rate of
dividends paid on the common stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the common stock; or

                             (D)  the receipt by  the Related Person,  after the
Determination Date, off a direct or indirect benefit (except proportionately as a stockholder) from any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any subsidiary of the Corporation, whether in anticipation of or in connection with the Business Combination or otherwise.

                         (vii)  The  term   "Voting  Stock"   shall   mean   all
outstanding shares of the common or preferred stock of the Corporation entitled to vote generally and each reference to a proportion of Voting Stock shall refer to shares having such proportion of the number of shares entitled to be cast.

                         (viii)  A majority  of  all Continuing Directors  shall
have the power to make all determinations with respect to this Article Thirteenth, including, without limitation, the transactions that are Business Combinations, the persons who are Related Persons, the time at which a Related Person became a Related Person, and the fair market value of any assets, securities or other property, and any such determinations of such directors shall be conclusive and binding.

                    (d) No Effect on Fiduciary Obligations of Related Persons. Nothing contained in this Article Thirteenth shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

                    (e) Amendment, Repeal, etc. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Voting Stock of the Corporation and sixty-six and two-thirds percent (66 2/3%) of the stockholders present in person or by proxy and entitled to vote thereon, in each case voting together as a single class shall be required in order to amend, repeal or adopt any provision inconsistent with this Article Thirteenth.

                    FOURTEENTH: The By-Laws of this corporation may be altered, amended or repealed by the vote of a majority of the directors at any regular or special meeting of the board; provided notice of such proposed alteration, amendment or repeal shall have been included in the notice of such meeting, or shall have been waived in writing by all the directors, or at any regular or special meeting of the board at which all of the directors are present, without such notice or waiver of notice. Notwithstanding any other provision in the Certificate of Incorporation to the contrary and subject to the rights of the holders of any series of Preferred Stock then outstanding, the By-Laws of this corporation may also be altered, amended or repealed by the stockholders at any regular or special meeting called for that purpose by the favorable vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding voting stock of the corporation generally entitled to vote at such meeting and sixty-six and two-thirds percent (66 2/3%) of the stockholders present in person or by proxy and entitled to vote at such meeting.

                   FIFTEENTH:  A director  of  this Corporation  shall  not  be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended, changed or modified in any way to further eliminate or limit the liability of directors to the Corporation or its stockholders or third parties, then directors of the Corporation, in addition to the circumstances in which directors are not personally liable as set forth in the preceding sentence, shall also not be personally liable to the Corporation or its stockholders or third parties for monetary damages to such further extent permitted by such amendment, change or modification.

                    Any repeal or modification of the foregoing paragraph shall not adversely affect the rights of any director of the Corporation relating to claims arising in connection with events which took place prior to the date of such repeal or modification.

                    SIXTEENTH: The Corporation shall enter into appropriate agreements with its directors and officers (and with such other employees and agents as the Board of Directors deems appropriate in its sole and exclusive discretion) to both indemnify them and advance to them the funds for litigation expenses to the fullest extent permitted by the laws of the State of Delaware, as the same presently exist or may hereafter be amended, changed or modified.

                    Any repeal or modification of the foregoing paragraph shall not adversely affect the rights of any director or officer (or any such employees or agents) of the Corporation relating to claims arising in connection with events which took place prior to the date of such repeal or modification.